Filed with the SEC on September 30, 2013	File No. 333-188752

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1A
(Amendment #3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OROPLATA RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Code Number

NEVADA	1000	33-1227980

#3 – 7 San Marcos Puerto Plata, Dominican Republic Tel: 809-970-2373
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
AMERICAN CORPORATE ENTERPRISES, INC. 123 West Nye LN, Suite 129, Carson City, NV 89706 Tel: (775) 884-9380
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gary R. Henrie Attorneys–at-Law 3518 North 1450 West Pleasant Grove, Utah, 84062 (Tel): 801-310-1419 (E-mail): grhlaw@hotmail.com	Virgilio Santana Ripoll Attorney-at-Law Antera Mota No. 87, Esq. Dr. Zafra, Officio Abreu, Suite A Puerto Plata, Dominican Republic (Tel): 809-970-2373 (E-mail): getup84@hotmail.com

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting Company)	Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investor	15,000,000	$0.003	$45,000	$6.14
(1)Represents shares issued by Oroplata  Resources, Inc on October 14, 2011 in a private placement transaction.
(2)This price was arbitrarily determined by Oroplata Resources, Inc.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED SEPTEMBER, 2013

The information contained in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

OROPLATA RESOURCES, INC.

PROSPECTUS

15,000,000 SHARES OF COMMON STOCK

Under this prospectus 15,000,000 shares of the common stock of Oroplata Resources, Inc. are being offered at a fixed price of $0.003 per share.  The shares are being sold by the Company’s sole director and officer, Hilario Santos Sosa, will receive the net proceeds of $45,000 if all the shares are sold.

Mr. Sosa is an underwriter in respect of the sale of the shares.  The shares were originally sold to Mr. Sosa at a price of $0.002 per share and are being resold by him at a price of $0.003 per share.  Oroplata Resources, Inc. will not receive any of the proceeds received by the selling shareholder with respect to this offering other than the original subscriptions proceeds paid by Mr. Sosa for the shares.  None of the proceeds from the sale of the shares will be placed in escrow, trust or similar account.  The offering will terminate nine months after this prospectus is declared effective by the SEC.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

Shares of our common stock are not quoted or traded on any market or securities exchange.  Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading market for our common stock may never materialize.  Even if a public trading market materializes, the shares sold under this prospectus must be sold at a fixed price of $0.003 per share as Mr. Sosa is acting as an underwriter.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 4 through 10 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: September, 2013

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OROPLATA RESOURCES, INC.
PROSPECTUS

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GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Au	Means “gold”
Ag	Symbol for “silver”
Agillaceous	Containing, made of, or resembling clay; clayly.
Albite	A widely distributed white feldspar that is the common rock forming plagioclase group.
Amorphous	Lacking definite form or lacking distinct crystalline structure.
Argillites	A metamorphic rock, intermediate between shale and slate, that does not possess true slatly cleavage.
Barium	A soft, silvery-white alkaline-earth metal, used to deoxidize copper and in various alloys.
Bentonite
An absorbent aluminum silicate mineral, the most common form of mica, which ranges from colorless to pale yellow to gray and brown, has a pearly luster and is used as an insulator; called “white mica”.

Calcite	A common crystalline form of natural calcium carbonate that is the basis constituent of limestone, marble and chalk.
Chalcopyrite	A yellow mineral that is an important ore of copper.
Chlorite	A generally green or black secondary mineral often formed by metamorphic alternation of primary dark rock minerals, that appears as a spot of green and resembles mica.
Cleavage	The breaking of a mineral along its crystallographic planes.
Cu	The symbol for “copper”.
Deformation	The process of folding, faulting, shearing, compression or extension of the rocks as a result of various forces of the Earth.
Deposits	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploitation.
Epidote	A lustrous yellow, green or black mineral commonly found in metamorphic rock.
Epithermal	Pertaining to mineral veins and ore deposits formed from warm water at shallow depths, at temperatures ranging from 50 - 200°C and generally at some distance from the magmatic source.
Fault zones	A fault that is expressed as a zone of numerous small fractures.
Fe	Symbol for “iron”.
Feldspars	Group of abundant rock forming minerals occurring principally in igneous, plutonic and some metamorphic rocks.
Hydrothermal	Of or pertaining to heated water, to its action, or to the products of such action.

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Illite	A group of gray, green or yellowish-brown mica-like clay minerals found in argillaceous sediments, intermediate in composition and structure between montmorillonite and muscovite.
Kaolinite
A clay mineral crystallizing in monoclinic system and forming the chief constituent of china-clay.  Kaolinite is the basic raw material for ceremics and large quantities are used in the manufacturing of coated paper.

Metamorphic	A change in structure resulting from metamorphosis; resulting from high temperature.
Mineralization	The hydrothermal deposition of economically important metals in the formation of ore bodies or lodes.
Mn	Symbol for “manganese”.
Montmorillonite	A group named for all clay minerals with an expanding structure and is often grayish, pale red or blue in color.
Ore	A naturally occurring material from which a mineral or minerals of economic value can be extracted profitably.
Pb	Symbol for “lead”.
Potassic	Refers to a rock which contains a significant amount of potassium.
Plagioclase	Any of a common rock forming triclinic feldspar, consisting of mixtures of sodium and calcium aluminum silicates.
Potassium	A soft, silver-white, highly or explosively
Propylic	A univalent organic radical derived from propane.
Pryite	A common mineral of a pale brass-yellow color and metallic luster, chemically iron disulfide.
Quartz-sericite	A very hard mineral composed of silica. Found in many different types of rocks, including sandstone and granite. Often occurring in silky scales having a fibrous structure.
Silicification	To convert into or impregnated with silica.
Trenching	The removal of overburden to expose the underlying bedrock.
Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.
Volcaniclastic	The arrangement of all the tons and chords of a composition in relation to a tonic.
Zeolites
A one of a family of hydrous aluminum silicate minerals, whose molecules enclose particles  of sodium, potassium, calcium or barium or corresponding synthetic compound, used chiefly as molecular filters and ion-exchange agents.

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PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus.  You should read the entire prospectus before making an investment decision to purchase our common stock.  As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Oroplata” refers to Oroplata Resources, Inc.  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.

Overview of Our Business

Oroplata Resources, Inc. was incorporated on October 6, 2011 under the laws of the State of Nevada.  Our principal office is located at #3 – 7 San Marcos, Puerto Plata, Dominican Republic and our registered agent’s office is located at 123 West Nye Lane, Suite 129, Carson City, Nevada 89706.  Our telephone number is 809-970-2373 and our e-mail address is “getup84@hotmail.com”.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of—

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

Our Company is a start-up, exploration mining company formed to explore mineral properties in the Dominican Republic which, hopefully, will contain gold.

The Company has purchased, through its wholly-owned subsidiary, Oroplata Exploraciones E Ingenieria, Orexi, S.R.L  (herein known as “Oroplata Exploraciones”)  a 100% interest in the Leomary Gold Claim (“Leomary”) consisting of 4,500 mining hectors located in the province of Monseñor Nouelan, municipality of Bonao.

The Leomary was assigned to Oroplata Exploraciones and the designation was filed with the Ministry of Industry and Commerce and Mining Directorate of the Government of the Dominican Republic and registered with file No. S9-046 dated April 4, 2012.

Our director has advanced $25,322 by way of paying on behalf of the Company certain expenses relating to office, the recent exploration program completed in August 2013 and sundry.

As at September 30, 2012, we had $33,054 in cash on hand and current liabilities of $935 resulting in a positive working capital position of $32,119. For the nine months ended June 30, 2013, we had $25,821 cash on hand and current liabilities of $29,322 resulting in a negative working capital position of $(3,611).   We have undertaken basic exploration work under Phase I in the amount of $47,094 on the Leomary as more fully described on page 21.   To undertake Phase II of our exploration program we will require additional funds of $95,843; funds which the Company does not have at the present time and may never have.

The Leomary has had no production to date and hence is considered a grass roots property; limited exploration work has occurred in the past. There are no full-time employees and management is able to spend only a small amount of time with respect Oroplata’s affairs. We have no other assets other than cash and the Leomary.

In September 2012, we engaged the services of Ismael Martinez, Professional Geologist, to undertake a geological report on the Leomary. His report is dated the same month and more fully described on pages 16 to 25.   No decision has been made as to when Phase II will be undertaken but it is expected to commence in the late spring of 2014.

From our inception on October 6, 2011 through to June 30, 2013, we raised $80,000 in capital in a private placement by issuing 40,000,000 shares of common stock at the price of $0.002 per share to our sole director.  Subsequent to June 30, 2013 we have raised no further funds other than advances from our director for payment of certain Company expenses.

We have one wholly-owned subsidiary called Oroplata Exploraciones E Ingenieria, Orexi, S.R.L which was incorporated under the laws of the Dominican Republic on January 10, 2012.

This prospectus relates to the resale of 15,000,000 shares of our common stock, par value of $0.001, by our sole shareholder, Hilario Santos Sosa, who beneficially own shares of our common stock (the “Selling Security Holder”).  We are not selling any shares of the Company’s common stock in this offering and therefore we will not receive any proceeds from this offering.

The shares will be sold at the fixed price of $0.003.

Our common stock is not currently traded on the OTC Bulletin Board (the “OTCBB”) or the Pink Sheets but it is the plan of the Company to register its common stock for quotation on the OTCBB.  When this prospectus becomes effective the shares will be offered for sale by our selling security holder at a price of $0.003 per shares.

Details of our offering by our Selling Security Holder are as follows:

Common Stock Outstanding Prior to the Offering	40,000,000 shares

Common Stock to be Outstanding Following the Offering	40,000,000 shares

Common Stock Offered	15,000,000 shares

Offering Price	$0.003 per share

Aggregate Offering Price	$45,000

Selling Security Holder	One (1)

Use of Proceeds	We will not receive any of the proceeds of the shares offered by the Selling Security Holder.

Underwriters	The Selling Security Holder is an underwriters, within the meaning of Section 2(a)(11) of the Securities Act.

Plan of Distribution	The Selling Security Holder named in the Prospectus is making this offering at a fixed price of $0.003 per share.

Lack of Liquidity [No Public Market]
Without being traded on a recognized exchange or quotation system there is no assurance that the shares being offered under this Prospectus will ever have an established value and might prove to be worthless.

Proceeds to the Selling Security Holder does not include any offering costs which will comprise accounting, audit, legal, transfer agent ‘s fees, any printing costs and filing fees estimated to be in the range of $21,506.  All these expenses will be paid by the Company.

FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “might,” “objective,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our further attempts at exploring the Leomary might result in the Company finding virtually no other minerals, other than what has already been identified, and hence no reserves on the Leomary;

●	future exploration will require further funds and we might not be able to raise any funds for our exploration activities;

●	we may not be able to identify any other mineral properties either in the Dominican Republic or elsewhere and hence eventually have to cease operations;

●	we may not be able to complete with other mining companies, either large or small, who are in the Dominican Republic;

●	there is no assurance we will be able to manage our future growth; and

●	even thought our President is a geologist we might not be able to find other qualified individuals to work on the Leomary;

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. These statements reflect our current views with respect to future events and are based on assumptions and subject to risk and uncertainties. Moreover, we operate in a very competitive and rapidly-changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect – refer to Risk Factors starting on page 4. We qualify all of our forward-looking statements by these cautionary statements.

We are a exploration stage company who has obtained the mineral rights to the Leomary claim located in Dominican Republic but to date have only this one mineral claim.   We hold the title to 100% of the minerals on the Leomary which consists of 4,500 hectares (11,120 acres).  The Leomary Claim is located in the province of Monseñor Nouel which is in the municipality of Bonao roughly 90 miles from Santo Domingo; the capital of the Dominican Republic.  To date we have conducted an initial exploration program whereby soil, rock and sediment samples were collected from various zones on the Leomary.

Oroplata has not earned any revenue from its mining operations and we do not anticipate we will be able to earn any revenue until such times as we can put the Leomary into production, which may never happen.  We are virtually doing “grass root” exploration in order to determine if an ore body exists on the Leomary. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Leomary Claim, or if such deposits are discovered, that we will enter into further substantial exploration programs.   In our opinion we do not have sufficient funds in our Company to take our program beyond the exploration stage to the stage wherein we decide to go into production.  To be at the next stage we will require an injection of funds in order to complete our plan of operation.

The Offering

The Offering:
The selling security holder is offering up to 15,000,000 shares of our common stock, par value $0.001 per share, at a fixed price of $0.003 per share.  Hilario Santos Sosa, our President and Director will be acting as an underwriter for this Offering.  Mr. Sosa purchased shares of our common stock offered in a private placement transaction on October 14, 2011 at a price of $0.002 per share. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).  The proceeds of any sale of our common stock made by Mr. Sosa under the Offering will be kept by him.

Common Stock Outstanding Before and After the Offering:
40,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus.  All of the common stock to be sold under this prospectus will be sold by Mr. Sosa as an underwriter of the Offering.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by Mr. Sosa.
Termination Date:	This offering will terminate nine months after this prospectus is declared effective by the SEC.

Risk Factors

The “Risk Factors” below are provided for a potential investor as information before he or she makes a decision to invest in Oroplata and therefore should be reviewed as an integral part of this prospectus.  There is a high degree of risk in the purchase of our common shares and a potential investor should be aware of these risk factors before making a decision to purchase shares in our Company’s common stock.  If any of the following risk materialize, it could be extremely harmful to the future operations of Oroplata and have an adverse effect on our stock price, if and when it ever is quoted.   A potential investor must be aware that he or she could lose their entire investment in Oroplata.

Risks Factors Which May Effect Our Business

Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives and may have to suspend or cease exploration activity.

Our auditors' report on our May 22, 2013 financial statements, as included in the prospectus, expressed an opinion that our Company’s capital resources as of September 30, 2012 are not sufficient to sustain operations or complete our planned activities for the upcoming year unless we are able to raise additional funds in the near future due to our estimated future exploration costs and need for working capital.   These conditions raise substantial doubt about our ability to continue as a going concern.   If we do not obtain additional funds there is the distinct possibility that we will no longer be a going concern and will cease operations which means any potential investor acquiring shares under this offering will lose their entire investment in Oroplata.

Since mineral exploration is a highly speculative venture, any potential investor purchasing our stock under this offering might likely lose their entire investment.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies such Oroplata and the high rate of failure of companies such as ours.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the Leomary which we are planning to undertake in the future. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability the Leomary does not contain any reserves.  Any funds spent on the exploration of the Leomary will probably be lost.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution, cave-ins or hazards, which we cannot insure or which we may elect not to insure.  In such a case, we would be unable to complete our business plan and our future shareholders may lose their entire investment.

If we don't obtain additional financing our business may fail.

Our cash as of June 30, 2013 is not estimated to be sufficient to complete Phase II of our proposed exploration on the Leomary.  We will need to obtain additional financing in order to complete our business plan.  As of June 30, 2013, we had cash on hand of $25,821 against $29,432 in current liabilities.  Our business plan calls for significant expenses in connection with the exploration of the Leomary.  Our next phase of the proposed exploration program on the Leomary Claim as recommended by our consulting geologist is estimated to cost $95,843.  Furthermore, if our exploration program is successful in discovering commercially exploitable reserves of valuable minerals, we will require additional funds in order to place the Leomary into commercial production.  While we do not presently have sufficient information about the claims to estimate the amount required to place the mineral claims into commercial production, there is a risk that we may not be able to obtain whatever financing is required.  Obtaining additional financing will depend on a number of factors, including market prices for minerals, investor acceptance of the Leomary, and investor sentiment.  These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If we are unsuccessful in obtaining additional financing when we need it, our business may fail before we ever become profitable and our shareholders may lose their entire investment.

It is impossible to evaluate the investment merits of our company because we have no operating history.

We are an exploration stage company with no operating history upon which an evaluation of our future success or failure can be made.  We were incorporated on October 6, 2011, and, to date, we have accumulated a net loss of $83,611 against no revenue.  Thus far, our activities have been primarily limited to organizational matters, acquiring our mineral claim, obtaining a geology report, undertaking preliminary exploration work on the Leomary and the preparation and filing of this registration statement of which this prospectus is a part.

We have no known mineral reserves on the Leomary.

Our Company is in the initial phase of our exploration program on the Leomary.  It is unknown whether the Leomary contains viable mineral reserves.  If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we have insufficient capital resources or because it is not be economically feasible to do it, we may have to cease operations and any potential investor may lose their investment.  Mineral exploration is a highly speculative endeavor.  It involves many risks and is often non-productive.  Even if mineral reserves are discovered on the Leomary our production capabilities will be subject to further risks and uncertainties including:

(i)
Costs of bringing the Leomary into production including exploration work, preparation of production feasibility and environmental studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

Market factors in the mining business are out of our control and so we may not be able to profitably sell any minerals that we find.

We have no known ore reserves but even if we are successful in locating commercially exploitable reserves of valuable minerals, we can provide no assurance that we will be able to sell such reserves.  Numerous factors beyond our control may affect the marketability of any minerals discovered. These factors include fluctuations in the market price of such minerals due to changes in supply or demand, the proximity and capacity of processing facilities for the discovered minerals, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The precise effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital so that our investors may lose their entire investment.

If we cannot compete successfully with other exploration companies, our exploration program may suffer and our shareholders may lose their investment.

Many of the resource exploration stage companies located in the Dominican Republic with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration of their properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties.  As a result, our competitors will likely have resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration stage companies that may purchase resource properties or enter into joint venture agreements with junior exploration stage companies.  This competition could adversely impact our ability to finance the exploration of the Leomary.

Because we anticipate our future operating cost of the Leomary will increase prior to Oroplata earning revenue, we may never achieve profitability.

Prior to completion of our exploration activities, we anticipate we will increases operating expenses on the exploration of the Leomary without realizing any revenues from the minerals thereon. We, therefore, expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We may not have access to all of the supplies and materials we need to further explore the Leomary which could cause us to delay or suspend exploration activity.

Provided we have sufficient funds to carry out exploration activity, competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct further exploration on the Leomary. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we are able to raise the requisite capital.  If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Since our officer and director has other business interests including being a geological consultant, he will be devoting approximately twenty hours per month to our operations, which may result in periodic interruptions or suspensions of exploration.

Our officer, Mr. Sosa, has other outside business activities due to his being a geological consultant and will only be devoting approximately 20 hours per month, to our operations.  As a result, our operations may be sporadic and occur at times that are convenient to him.  Consequently, our business activities may be periodically interrupted or suspended.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of a potential investor’s investment in our company.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, the Leomary, our sole property, does not have a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of the Leomary, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Leomary.  It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If the Leomary is found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. We would also be subject to an environmental study imposed by the Ministry of Mines for the Dominican Republic prior to a production decision being made.   This usually is a costly study for which we presently do not have the resources to undertake.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

   Assurance of Title to the Leomary

We have taken all reasonable steps to attempt to ensure that proper title to the Leomary has been obtained and that all grants of such rights thereunder, if any, have been registered with the appropriate public offices in the Dominican Republic.  Despite the due diligence conducted by us, there is no guarantee that title to the Leomary will not be challenged or impugned. Our mineral property interests may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects.

The Leomary is located in the Dominican Republic and is subject to changes in political conditions and regulations in that country.

The Leomary is located in the Dominican Republic.  In the past, the Dominican Republic has been subject to political and social changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities.  Our mineral exploration activities in the Dominican Republic may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our the Leomary Claim.  Finally, the Dominican Republic’s status as a developing country may make it more difficult for us to obtain required financing for our property.

Since substantially all of our assets, our sole director and officer are outside the United States it may be difficult for potential investors to enforce within the United States any judgments obtained against us or our sole officer and director.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. We were incorporated in the State of Nevada and have an agent for service in Carson City, Nevada.  Our agent for service will accept on our behalf the service of any legal process and any demand or notice authorized by law to be served upon a corporation.  Our agent for service will not, however, accept service on behalf of our sole officer or director.  Our sole officer and director is a resident of the Dominican Republic and he does not have an agent for service in the United States.  Therefore, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail.

We will compete with other mining companies in the recruitment and retention of qualified managerial and technical employees.  Even thought our President is a geologist himself he will require other qualified individuals to help explore and, hopefully, develop the Leomary.   Our success will be largely dependent upon our ability to hire highly qualified personnel.  This is particularly true in highly technical businesses such as mineral exploration. These individuals may be in high demand since there are numerous mining companies, both large and small, actively exploring mineral properties in the Dominican Republic and we may not be able to attract the individuals we need.  In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired.  Currently, we have not hired any key personnel other than our sole director and officer and we do not intend to do so for the next 12 months and until we have proved mineral reserves.  If we are unable to hire key personnel when needed, our exploration program may be slowed down or suspended.

There is a significant cost associated with reporting under the Exchange Act which might have a financial impact upon our operations.

Once our registration statement becomes effective by the SEC, Oroplata will become a reporting company under the Exchange Act.  As a result, we will be required to file annual and quarterly reports and proxy materials with the SEC.  Due to the significant cost associated with meeting these reporting obligations, we may have insufficient funds for the exploration and development of the Leomary which may cause our business to fail.

Risks Related To the Ownership of Oroplata Common Shares

Purchasers of our common stock, offered by our selling security holder, may not be able to resell any shares they purchase through this offering because we do not intend to register our shares in any state and there is no public market for our shares.

It may difficult or impossible for investors to sell our common stock or for them to sell our common stock for more than the offering price even if our operating results are positive.  We do not intend to register our common stock with any State.  Therefore, investors will not be able to resell their shares in any State unless the resale is exempt under the Blue Sky laws of the State in which the shares are to be sold.  Our common stock is also not currently listed or quoted upon any established trading system.  Currently our common stock is held by our sole director and officer which reduce the liquidity of our common stock.  Furthermore, we arbitrarily determined the offering price of our common stock, without considering assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock.  Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.

Our sole director and officer owns all of the voting stock, which will allow him to make decisions and effect transactions without any shareholder approval.

Our director and officer own 100% of our issued and outstanding shares.  If this prospectus becomes effective and he is able to sell the 15,000,000 shares being offered under this prospectus, he will still have 62.5% of the issued shares.  Accordingly, he will be able to control, among other things, the outcome of stockholder votes, including the election of directors, adoption of amendments to our Bylaws and Articles of Incorporation and approval of significant corporate transaction such as mergers.

Without a public market there is no liquidity for our shares and our potential investors may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares.   Therefore, our future shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately.  If this happens, our future shareholders might not receive a price per share which they might have received had there been a public market for our shares.  Once this registration statement becomes effective, it is our intention to apply for a quotation on the ‘Over the Counter Bulletin Board’ (“OTCBB”) whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports; being at a minimum Forms 10K and 10Q; filed with the SEC or other regulatory authorities.

Presently, we estimate the time it will take us to become effective with this prospectus will be six months plus twelve to eighteen additional weeks thereafter to be approved for a quotation on the OTCBB.  However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB.   If this is the case, there will be no liquidity for the shares of our shareholders.

Even if a market develops for our shares, our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance.  Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations.  In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.  These factors, which are not under our control, may have a material effect on our share price.

In the future we feel that we will need to sell additional shares to meet our cash needs which will result in a dilution effect to our shareholders.

One way we will be able to obtain additional funds for working capital and for future exploration work on the Leomary is through the issuance of shares from our Treasury.  Any future issuance of shares by our company will cause a dilution effect to our existing shareholder in that their percentage ownership in our company will be reduced percentage wise.  The more shares we have to issue the greater the dilution effect to our existing shareholders.

Applicable SEC rules governing trading of ‘penny stocks’ limit the liquidity of our common stock which could make it more difficult for our potential investors to sell their shares.

As the shares of our common stock are ‘penny stock’, many brokers are unwilling to effect transactions in such common stock which can make it difficult for our potential shareholders to sell their shares of our common stock if a market develops for that common stock.

Our common stock is defined as a ‘penny stock’ pursuant to Rule 3a51-1 pursuant to the Securities Exchange Act of 1934. Penny stock is subject to Rules 15g-1 through 15g-10 of the Securities Exchange Act of 1934.  Those rules require broker-dealers, before effecting transactions in any ‘penny stock’, to:

●	Deliver to the customer and obtain a written receipt for giving him the disclosure document;

●	Disclose certain price information regarding the penny stock;

●	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker dealer;

●	Send monthly statements to the customer with market and price information about the penny stock, and

●	In some circumstances, approve the purchasers account pursuant to certain standard and deliver written statements to the customer with information specified in those rules.

Rather than comply with those rules, many broker-dealers refuse to enter into penny stock transactions which may make it more difficult for investors to sell their shares of our common stock and thereby liquidate their investments.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the underwriter, Mr. Hilario Santos Sosa.  The common stock being sold through this prospectus was sold by us to Mr. Sosa on October 14, 2011 at a price of $0.002 per share or aggregate proceeds of $80,000.

DETERMINATION OF OFFERING PRICE

The $0.003 per share offering price of our common stock was arbitrarily determined based on our internal assessment of what the market would support.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for quotation of our common stock upon our becoming a reporting entity under the Exchange Act and upon completion of this Offering.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  Mr. Sosa is deemed to be an underwriter for this Offering and must offer his shares at a fixed price of $0.003 per share even if our shares are quoted on the OTC Bulletin Board prior to the termination of this Offering.

DILUTION

There will be dilution to our existing stockholder, being our sole director and officer, since the percentage ownership he has in our Company prior to this Offering is 100% whereas afterwards he will have 62.5% ownership.   There is no dilution effect to the potential shareholders since the common stock to be sold in this Offering is common stock that is currently issued and outstanding.

SELLING SECURITY HOLDER

The selling security holder, Hilario Santos Sosa, is offering 15,000,000 shares of common stock.  Mr. Sosa acquired the shares of common stock from us at a price of $0.002 per share in a private placement offering on October 14, 2011.  The private placement was exempt from registration under section 4(2) of the Securities Act.

The following table provides information regarding the beneficial ownership of our common stock held by Mr. Sosa as of September 10, 2013, the total number of shares that are to be offering by him, and the total number of shares that will be owned by him upon completion of this Offering.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)

Hilario Santos Sosa(3)	40,000,000	100%	15,000,000	25,000,000	62.5%

Notes:

(1)
The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling security holder has sole or shared voting power or investment power and also any shares which that selling security holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants.

(2)	The percentages of beneficial ownership are based on 40,000,000 shares of common stock issued and outstanding.
(3)	Mr. Sosa, our sole officer and director, is an underwriter to this offering.

PLAN OF DISTRIBUTION

The shares of our common stock being offered through this prospectus will be sold by Hilario Sosa as an underwriter.  Mr. Sosa will promptly commence to sell his shares being offered after this registration statement is declared effective and he will sell his shares on a continuous basis thereafter.  The shares being sold by Mr. Sosa will be sold at a fixed price of $0.003 per share, even if a public trading market for our common stock develops.

This offering will terminate nine months after the effective date of this registration statement.

Mr. Sosa will keep all of the proceeds from any sales of the shares offer under this prospectus.  Oroplata does not know if any or all of these common shares offered will be sold.  We have estimated the offering costs will be $21,506.  Oroplata will be paying all of the costs related to this offering of common stock.

Estimated Costs Associated with the Issuance and Distribution

Expenses(1)
Accounting fees and bookkeeping charges	$ 6,000
Legal fees	1,000
Miscellaneous and sundry expenses	2,500
Registration Statement Preparation	10,000
SEC Registration Fee	6
Transfer Agent Fees	2,000

Total	$ 21,506

Note:

(1) All amounts are the best estimates of management, other than the SEC's registration fee.

(ii)	A breakdown of the estimated cost of Miscellaneous and sundry expenses are as follows:
Expense	Amount	Purpose

Courier and delivery	$ 150	Sending material to the auditors and attorney.
Edgar filing fees	900	Assuming a minimum of two edgar filings of the Form S-1.
Office supplies	400	Paper, computer ink and general office supplies need for preparing registration statement.
Photocopying	300	Photocopying of material sent to auditors, attorney and other correspondence as required.
Postage	150	To send to investors copies of the prospectus.
Printing	600	Printing of minimum of 50 copies of prospectus.

	$ 2,500

Oroplata is paying all expenses of the offering listed above and no amount will be paid by the Selling Security Holder.  Nevertheless the Selling Security Holder will pay for any expenses relating to having to sell his shares which includes such things as brokerage commissions and other cost associated with selling his shares.

In selling his shares, Mr. Sosa must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. Mr. Sosa is an “underwriter” within the meaning of the Securities Act in connection with such sales.  In particular, during such times as Mr. Sosa is engaged in a distribution of the common stock, and therefore is an underwriter, he must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock; and

2.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If another underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

Mr. Sosa is aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by him, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, Mr. Sosa or his agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while Mr. Sosa is distributing shares covered by this prospectus.  Accordingly, Mr. Sosa is not permitted to cover short sales by purchasing shares while the distribution is taking place.  Mr. Sosa is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our authorized capital is comprised of 500,000,000 shares of common stock, par value of $0.001 per share, of which 40,000,000 shares of common stock issued and outstanding.

Any future shareholder in our Company will have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Our existing and future shareholders will not have cumulative voting rights in the election of directors. Pursuant to the provisions of the Nevada Revised Statutes (“NRS”) and Section 8 of our Bylaws, at least one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business.  Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote.  Certain fundamental corporate changes such as the sale of all of our assets, completing a merger or amending our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities.  There are no redemption or sinking fund provisions applicable to our common stock.

In the event of the liquidation, dissolution or winding up of our affairs, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Rights

To date, Oroplata has never declared or paid a dividend to our sole shareholder of our common stock.  The Company intends to use any available funds to assist in the exploration of the Leomary and to provide working capital for the Company.   It is extremely doubtful whether a dividend will be paid in the immediate future since any and all excess cash will be used to fund the operation of Oroplata.  At this time, management is not considering the payment of any stock dividends.

The current and future holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose.  NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the ordinary course of business, or our total assets would be less than the sum of our total liabilities.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parent or subsidiary. Nor was any such person connected with our company, or any of its parent or subsidiary, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Gary R. Henrie, attorney at law, has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.   He has given his opinion on the tradeability of the shares under Exhibit 5 attached to the Form S-1 filed with the SEC.

Goldman Accounting Services PLLC (“Goldman”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Goldman has presented their report with respect to our audited financial statements.  The report of Goldman is included in reliance upon their authority as experts in accounting and auditing.

Ismael Martinez prepared our geological evaluation report entitled “Independent Geological Mapping of the Leomary Property for Oroplata Exploraciones E Ingenieria S.R.L.”.  Mr. Martinez graduated from National Institute of Mexico in 1975 as an Engineer of Geology Science and in 1981 obtained a Master’s of Science from the same university.

INFORMATION REGARDING OROPLATA RESOURCES, INC.

Business

Oroplata Resources, Inc. was incorporated under the laws of the State of Nevada on October 6, 2011.

Oroplata Resources, Inc. is considered to be an exploration stage company engaged in the exploration of mineral properties. Presently it has a 100% interest in the mineral rights to a mineral claim named Leomary which consists of 4,500 hectares (approximately 11,100 acres).  The Leomary is located in the province of Monseñor  Nouel, municipality of Bona which is approximately 90 miles from Santo Dominigo; the capital of the Dominican Republic.

The Company’s President, Mr, Sosa, selected the Leomary Gold Claim from his knowledge of the area wherein the Leomary is located,   The mineral rights on the Leomary were obtained directly from the Dominican Mining Office (DGM) where Mr. Sosa had to register an application for a Metallic Exploration Concession.   The Company advanced him $13,000 to acquire the mineral rights on the Leomary and to complete all application forms required in order to ensure the mineral rights were owned by the Company.  Other than the DGM, no other parties were involved in obtaining the mineral rights to the Leomary.

Oroplata has performed an initial exploration program on the Leomary as more fully described on page 22. In August 2013, we completed a second exploration program whereby we extended our soil, rock, grab and sediment sampling in those areas of high mineralization found in the first initial exploration program and took samples of other areas not previously explored.   The cost and work undertaken is shown on page 49.  We will undertake a further exploration program in the late part of the spring of 2014 at an estimated cost of $95,843 as described on page 27 .  A description of the Leomary is provided under the heading “Property Description and Location ” below.

Oroplata has not earned any revenues to date and we do not anticipate earning revenues until such time as we enter into commercial production of the Leomary.  Our Company is presently considered to be exploration stage since we have not done sufficient exploration work to identify whether there are any reserves associated with the Leomary.   There is no assurance that commercially viable mineral deposits exist on the Leomary, or that, if such deposits are discovered, we will be able to enter into further substantial exploration or development programs.  Further exploration is required to determine the economic and legal feasibility of the Leomary.

Compliance with Government Regulations – Essentials of Mining Laws

In the Dominican Republic the laws relating to mineral exploration and development are contained under the “Mining Law of the Dominican Republic – Law No. 146”.   The important components of the mining law are as follows:

-	Filing of an application involves two publications in a Dominican newspaper and the annual payment of fees.

-
All mining titles are to be delivered to a Dominican Republic company. Exploration titles may also be delivered to individuals or a foreign company, with certain exceptions (e.g. government employees or their immediate relatives and foreign governments).

-
Resolutions granting mineral title are issued by the Secretaría de Estado de Industria y Comercio (currently Ministry of Industry and Commerce) following a favorable recommendation by the Dirección General de Minería.

-
A company may have exploration and mining titles over a maximum of 30,000 hectares. An exploration title is valid for 3 years and may be followed by two one‐year extensions. At the end of the 5‐year period, the owner of the title applies for an exploitation permit, or a new round of exploration permitting may be started at the discretion of the mining department.

-
An agreement must be reached with surface rights owners (formal or informal) for each phase of exploration work. If mining is envisioned, land must be bought. A procedure exists in which government mediation is used to resolve disagreements, and this process may ultimately end in expropriation at a fair price.

-	Legal descriptions of exploration and mining concessions are based on polar co‐ordinates relative to a surveyed monument. The monument location is defined in UTM co‐ordinates, NAD27 datum. The concession boundaries are not marked or surveyed.

The documents and requirements a company would be required to file in order to obtain a license for mining exploration are as follows:

1.	Name, nationality, address, profession, identification number of the applicant or their agent or the holder of a corresponding special power.

2.	Name of the claim or concession.

3.	Location, indicating: province, municipality, section or village.

4.
Description of the starting point that will be necessary within or on the perimeter of the claim, determining the direction and distance of same reference point.   These points should be located at a distance of not less than 150 feet, or within1,500 feet.   The point must be visible from one another.   The point of reference should be related to three or more visual in direction of topographical characteristic points of the area.

5.	The amount of mining hectares indicating the boundaries and the amount limited by law.

6.	Three or more personal references about the moral, technical and economic capacity of the applicant.

7.	Name of adjoining claims or concessions if any.

8.	Name(s) of (the) owner(s) or occupant(s) of (the) field(s) if any.

9.	The plans and drawings of an exploration area must be submitted at scales form 1:5,000 to 1:20,000, in original.

10.	A copy of the topographic map at 1:5,000 scale, indicating the geological location of the concession area, specifying number, series and corresponding map edition.

11.	Two (2) receipt payment to Internal Revenue Office for ten Dominican Pesos.

We have complied with every one of the requirements listed under the Dominican Mining Law and therefore we are confident that our status regarding the Leomary is in good standing.  A review of the web page of the Dominican Mining Ministry at https://dgm.gov.do/estatusexploracionmetalica.html (sub-web site is “Included content – estatus de solicited de exploraction No – Metalica”) will confirm this status. The verification within this website is under the name “Leomary”.

In order to maintain the Leomary in good standing, an annual payments and fees contemplated under the Mining Law are to be paid within a calendar year as are follows:

	Initial and One Time Payments	Amount (USD)

A.	Connection point revisions (one time payment) (i)	$ 1,800

B.	Project Boundaries revision (in field) (one time payment) (ii)	$ 1,000

C.	Newspaper publication – when certificate is granted (One time payment) (iii)	$ 500

D.	Certification (if requested)	$ 100

E.	Register of Power of Attorney (if any)	$ 1,000

F.	Sale or transfer of mineral rights (if any)	$ 1,000

(i)	Payment of $13,000 paid for the Leomary included this payment.

(ii)
Connection point revision relates to the Company having to have the geologist working on the claim insert four or five concrete posts into the claim boundaries so that satellite is able to read the red tag contained on each post so that it is available to the Ministry of Mines.

(iii)
The fee paid for Project Boundaries revision relates to an inspector going to the Leomary and ensuring the four or five concrete posts have been inserted and that there is no activity on the claim itself which will invade an adjoining claim.

The annual amounts to keep the Leomary in good standing after the initial license is granted is  $13,500 which  comprises the following:

Expenses to maintain the Leomary in good standing each year	Amount

Semi annual report – filed with the DGM	$ 3,000
Annual report – files with the DGM	3,000
Annual tax returns – filed with both DGM and Revenue Department	500
Exploration work on the Leomary	4,000
Analysis of samples taken during exploration work	1,000
Annual fee to the DGM	2,000

Annual cost to maintain the Leomary in good standing with DGM	$ 13,500

If the Leomary is not in good standing all rights to the minerals on the claim are forfeited and the Leomary reverts back to the Ministry of Mines.   If this happens, a third party can make an application to the Ministry and obtain the mineral rights to the Leomary.  Oroplata would therefore have no further interest in the Leomary.

Losing the rights to the minerals on the Leomary does not occur overnight.  Nevertheless, if the above filings are not made, the DGM will consider the Leomary no longer in good standing and will accept applications for third parties for the rights to the mineral on the Leomary.   This could take up to twelve months from the date the filings are not made.

When we file the annual and semi annual reports, the DGM normally will send out a correction letter addressing any concerns they might have.   The Company has to response to this letter of correction within 30 days from the issuance date of the letter and if it has not responded within the deadline date, another letter will be sent out requesting a response within 10 days.

Initially, the mineral rights are granted for explorations for 3 years, an extension of 3 more years can be obtained with a letter of request from the Company.  If the Company applies for exploitation, it can obtain a permit for 10 years with extensions for 10 more years or even 20 years.  Nevertheless, it will still have to comply with the filing requirements.

It is important for Oroplata at this stage in its development to immediate respond to the letters of corrections or any other letters received from DGM since if this is adhered to these filing requirements the Leomary will always be in good standing.

Environmental Permits

Important components of environmental law in the Dominican Republic are:

-	An environmental permit is not necessary to conduct geological mapping, stream sediment, sampling, line cutting or geophysical surveys.

-
A letter of no objection (Carta de no objección) from the Ministry of Environment is all that is required for trenching and initial drilling, as long as access routes need not be constructed. This letter is based on a brief technical description submitted by the company.

-
Additional drilling and the construction of any access roads warrant an environmental license that is valid for one year. A report must be filed by the company and must include technical and financial aspects that take into account remediation costs.

-	At the feasibility stage, an environmental impact study must be submitted and approved by the government. Such a study could cost as high as $100,000.

In implanting our initial drill program, we will require a letter of no objection from the Ministry of Environment.  To date, Oroplata has not received a letter of no objection from the Ministry of Environment.  If we elect to implement a more detailed drill program, of which there is no assurance, an environmental study may need to be undertaken prior to such drilling activity.   The upper limit to an environmental impact study would be approximately $100,000 but the Ministry of Environment will not require a full detailed environmental study if the drilling program is not extensive in nature; being approximately ten to fifteen drilling holes in the fifty to seventy-five meters range each.   The cost of this study is not required until such time as a drilling program is undertaken and then might amount to between $10,000 to $15,000 dollars.

Competition

Oroplate is a exploration stage company which has to compete with other companies searching for minerals in the Dominion Republic and seeking financing for the development of their specific properties. Often, in not in all cases, these other mineral companies are better financed, have properties which have had sufficient exploration work done on them to warrant a future investor to consider investing in their company rather than ours.  There is only a limited number of investors willing to invest in a company which had no proven reserves and is just started its exploration work. These other mineral exploration companies might induce investors to consider their properties and not ours.  Hence, any additional funds they receive will be directed to the future exploration work on their properties whereas our company might be strap for funds and unable to do any worthwhile exploration work on the Leomary.  We might never be able to compete against these other companies and hence never bring the Leomary into a stage where a production decision is to be made.  In addition, we will have to compete with both large and small exploration companies for other resources we will need; professional geologists, transportation to and from the Leomary, materials to set up a camp if required and supplies including drill rigs.

Employees

Other than our sole director and officer we do not have any other employees.   He devotes approximately 20 hours a month to our operations but will increase the number of hours when Phase II program is started in the late spring of 2014.   Being a professional geologist Mr. Sosa will be active in overseeing the exploration work on the Leomary and determining the next stage of exploration work to be undertaken by the Company.

In September 2012 we engaged the services of Ismael Martinez, Professional Geologist, to prepare a geological report on the Leomary detailing the work undertaken as at the date of his report and to recommend a second exploration program.  We have used not other consultants relating to the Leomary.

Research and Development Expenditures

Oroplata has not expended any money on research and development since its inception.

Patents and Trademarks

Oroplata does not have any patents or trademarks.

Property

Oroplata office is at #3 – 7 San Marcos, Peurto Plata, Dominican Republic.  This is the private residence of Mr. Sosa who is our sole officer and director.   At the present time Oroplata does not require its own office space due to having no employees, other than Mr. Sosa, but will consider renting office space once our exploration and staff requirements demand it.   This might occur subsequent to Phase II of our exploration work on the Leomary.

The Leomary was obtained by Oroplata Exploraciones E Ingenieria, Orexi,  SRL, and the designation was filed with the Ministry of Industry and Commerce and Mining Directorate of the Government of the Dominican Republic and registered with file No. S9-046 dated 04 of April 2012.

Oroplate owns no real estate as such and only has an interest in the minerals on the Leomary.    The Company does not own the property itself but has the exclusive rights to explore and develop any minerals on the Leomary.

Information relating to the Leomary Gold Claim:

Name of Claim:	Leomary Gold Claim

File Number:	S9-046

Date of acquiring Leomary	April 4, 2012

Topographic Sheet No.	6172 – IV

Scale:	1:50,000

Boundaries per UTM cooridnates:	(I9Q): 342.000 to 347.500 mE; and 2’089,000 – 2’098,500 mN

Concession Unit:	4,500 Hectares

Registered Owner:	Oroplata Exploraciones E Ingenieria, Orexi S.R.L.

Property Description and Location

The Leomary is located in the province of Monseñor Nouel, municipality of Bonao, in the central region of the country, about 75 kilometers from the city of Santo Domingo, Dominican Republic. Located in the sections of Jayaco, Masipedro and Arroyo Toro. Exactly at four kilometers from the town of Bonao.

The Dominican Republic has three major highways are DR‐1, DR‐2, and DR‐3, which go to the northern, southwestern, and eastern parts of the country, respectively. Access in the Property area is via a system of all‐weather country roads used by local cattle ranchers and farmers which branch off of Highway DR‐1. The Capital city of Santo Domingo is located about 90 miles to the south of the Leomary.

The main access road to the claim is the No.1 highway or Duarte Highway, which connects the capital city of Santo Domingo to Santiago. On this route in the town of Bonao continue along the road to the community Los Quemados, access to the claim area is through very well constructed roads. Seaports and airports facilities are located nearby.

Soils of the mountain valleys of the Cordillera Central, where the claim is located

Confined by the higher elevations of the mountains of the Cordillera Central are four main valleys, which in order of importance are the Valley of Bonao, Constanza Valley, Valley of Villa Altagracia and the Jarabacoa Valley.

Bonao Valley covers an area of 80 miles rectangular greater, in the northeastern part of the Central Cordillera. It has more than 79 inches average annual rainfall, which has been recorded in the city of Bonao, located in the central part of the valley an annual average of 86 inches. The main soil of this valley, are: undifferentiated alluvial soils for the series La Vega.

Bonao Valley consists, for the most part, by a succession of alluvial soils, rivers and streams that run almost parallel. These soils are usually brown, sandy loam, large rounded gravel content. The level of fertility of these soils is high and has been sustained by the continuing contributions of materials deposited by rivers and streams.

Wet Forest - Lower Montane (BH-MB)

Most of this living area is in the foothills of the Cordillera Central, between bh-S and bmh-MB, on land topography and soils with low productivity. In the mountains of Bahoruco Neyba and hillside land that are over 2,600 feet correspond to this formation.

The weather that brings this area of life are the most advantageous for human and animal life, but in the country, these areas are sparsely populated. The small population is partly due to the low quality of their soils, lack of roads and the settler has yet to develop appropriate techniques for the use of these lands. Temperatures are moderate, much like those that characterize a temperate climate, and rainfall, although irregular, are able to keep some moisture in the ground for much of the year.

Rainfall is heaviest from April to November. The amount of rainfall varies from place to place, from 85 to 170 inches average annual total.

The temperatures have little variation during the day and at any time of year. December through February can drop to -1 ° C, giving rise to possible frost. However, the temperature has an annual average varies between 18 ° and 12 ° C. The average annual bio-temperature for this life zone has values close to those of the average temperature, because it never becomes greater than 30 ° C, and rarely below -1 ° C. Thermal conditions that owns this area constitute a limiting factor for the development of crops most sensitive to low temperatures.

Potential evapo-transpiration, on average, a percentage equal to the total annual rainfall. The percentage of water evapo-transpiration is equal to the amount of rainfall, which results in that the beds of streams that originate in this area of life carry water only during the months of maximum precipitation. The land in this area of life are mostly a hilly topography. Moderate sloping areas are small and scattered forming narrow valleys, lacking roads. The elevation varies from 2,600 feet to 6,600 feet in height.

The primary natural vegetation consists mainly of pine trees. Other species of conifers found especially in southern slopes of the Cordillera Central are juniper (Juniperus gracilior) and Podocarpus buchii. The main broadleaf species are Vaccinium Garrya fadyenii and cubense, own of the areas that are located near Constanta and Bahoruco; Rapanea ferruginea, common in the northern slopes of the Cordillera Central, near Jarabacoa and San Jose de las Matas, and Buddleia domingensis, which is a species that occurs in areas near the bmh-MB in the Cordillera Central.

Native species have an easy natural regeneration, by moisture in the soil, and are of moderate growth.  From the ecological point of view the land meet optimal characteristics for farming and forestry. Pests and diseases in the species used are very sporadic. However, agricultural activities are restricted by the soil factor, as they are very small areas that can be used for agriculture.

Working Methodology

Between the years 1997-2000 IT was held in the Dominican Republic a "Geothematic Mapping Project called SYSMIN”, which included a sub-project of Geochemical Mapping and Cartography quadrants metallogenic of Bonao Constanza and 1:100,000 scale. The study has raised a density and exceptional variety of mineralization. This feature is consistent with the tectonic framework of the country, which is particularly favorable to the formation of different types of mineralization, several of those with great importance and significant economic.

The geologists have taken 83 active sediment samples, fourteen of these samples are of high and important mineralization – see following schedule.

There are no infractructure located on the Leomary.  Electricity is available in the area since the main source of energy is obtainable from the power plant located in the municipality of Bonao.   Water can be obtained from the numerous small streets flowing through the Leomary.

Deposit Types and Mineralization

One of the characteristics of the tuffs of the Tireo Formation is the intense alteration that have suffered, making it difficult in many cases the recognition of the original rock. These hydrothermal alteration processes are very important because they are associated, in many cases, mineral deposits, such as sulphide mineralization and base metals and precious metals associated with epithermal processes. These hydrothermal alteration processes can occur in many different forms, manifested by the appearance of different mineral phases: amorphous silica, quartz, feldspar, albite, calcite, montmorillonite, illite, kaolinite, chlorite, epidote, zeolites, etc.

The Dominican Republic and the Greater Antilles in general, are composed of fragments of intra‐oceanic island arc volcanic rocks. These fragments were probably once part of a single, continuous, southwest‐facing island arc that formed off the west coast of the Americas and was active from Lower Cretaceous through Eocene time.

In the Dominican Republic, the axial primitive island arc (PIA) is preserved in submarine to locally subaerial volcanic rocks of the Los Ranchos and Tireo Formation. Coeval Lower Cretaceous bimodal volcaniclastic rocks of the fore‐arc basin are preserved in the Maimón and Amina Formations. Tireo Formation is locally overlain by Albian reef limestones of the Hatillo Formation. These are in turn overlain by black argillites of the Lagunas Formation.

Epithermal Au mineralization

Constanza quadrant lies the epithermal Au mineralization Centenario (El Higo) that fit the Tireo Formation. The mineralization occurs in quartz veins with gold, copper, zinc and barium, and developing an intense silicification of the host rock. It is a low sulphidation epithermal mineralization. Next to it is Philonian Cu mineralization of La Ceiba, attributable to a similar process.

Volcanosedimentary mineralization of Cu-Zn (Au, Ag).

In Tireo Formation (associated basic volcanics) are different stratiform massive sulphide bodies, small power and tonnage although appreciable longitudinal development. Exceptions, such as those associated with Tireo Formation are generally related to acidic intermediate volcaniclastic rocks. Pyrite and composition are carried forward Cu as the main economic substance, being variable concentrations of Zn, Pb and Ag Au is usually very low. Usually develop a hydrothermal alteration that is basically one of silicification-chloritization.

Cu mineralization Philonian.

In Tireo Formation and Constanza quadrant, there are several demonstrations Philonian with Cu (chalcopyrite) and subordinate Zn, probably linked to shear contexts, although some appear in character extensional fractures. They are usually small in size and limited to hydrothermal alterations develop small and immediate surroundings to Philonian structures.

Mn mineralization.

In Tireo Formation, volcanic rocks and associated basic forms are stratiform Mn (The Guayuyos) responsive to the volcano-sediment model of this type of mineralization.

Disseminated Cu mineralization.

There are several examples in the area of pyrite-chalcopyrite disseminations, possibly related to tectonic weakness zones, corridors or bands delimiting particular orientation, and supported by different types of materials. These may be basic volcanic rocks Tireo Formation or tonalitic intrusive bodies to basic composition, affected by hydrothermal alteration (Pico Duarte, Aniana).

 Field Work Planning/Exploration/Soil Geochemistry

During the July and August 2012, the Company undertook an exploration program under Phase I on the Leomary with a budget as follows:

Breakdown of costs in Incurred in Phase 1 of Exploration Program of Leamary.

Workers - 8 Geologists – 3

Description	Number	$US per day	Total	Dominican Paseo

Workers hired for 16 days	16	150	$ 2,400	93,600
Rent of equipment			4,800	187,200
Meals – 16 days x 18 pax			2,975	116,025
Printing and drawings			900	35,100
Transportation			800	31,200
Points of connection			975	38,025
Prepare of samples			724	28,236
Analysis of samples (sediments)	83	35	2,905	113,295
Analysis of samples (rocks)	45	35	1,575	61,425
Analysis of samples (soil)	22	43	946	36,894
Base, radiometic, aeromagnetic and geological maps			800	31,200
Geologist fees			6,000	234,000

Total cost of Phase I on Exploration of Leomary			$ 25,800	1,006,200

a.	Geological Mapping and Sampling

Tireo Formation presents various types of mineralization phases corresponding to posthumous island cooper arc Upper Cretaceous, and are presented as complex sulphide epithermal disseminated, with varying proportions of elements: Au, Ag, Cu, Zn, and Fe these elements are associated to silica and sulfur as end products of magmatic differentiation by chemical affinities.

It was important to select the type of sampling, which performed during regional exploration, where three types of sampling were performed in the area of interest:

- Active Sediments. - Sampling of sediments carried in streams or rivers causes, whose purpose was to determine the volumetric values of metallic minerals, concentrated in the watershed and from the tops of the hills and / or mountains, which circumscribe the basin. The results allowed us to zonify and to determine the origin of the sediments. This sampling were regional and were performed with a geological survey support.

- Sampling of Rock. - Sampling conducted in the lithological units potentially generating and / or mineral-storing metal concentrations and economically feasable, these sampling were performed after a regional geological study, which identified the lithological units that are present in the área of interest.

- Soil Sampling. - This sampling were performed after a detailed geological study of the area, where we have identified the lithological units and structural data (faults and fractures). This sampling was performed in alteration zones that were identified during the study, these alterations are potassic, propylitic, quartz-sericite, argillic and silicification. Any sampling outside these areas is speculative and / or wrong.

b.	Geomorphological analysis

To determine the areas of greatest mine interest, was made a hypsometric map, which highlights the physiographic features of the terrain, it can display the main structures (zone 1), alignments, course changes and most important river sediment sampling.

c.	Sampling Methods

The exploration conducted to date on the Leomary has been conducted according to generally accepted exploration procedures with methods and preparation that are consistent with generally accepted exploration practices. No opinion as to the quality of the samples taken can be presented. No other procedures of quality control were employed.

Soil, rock and sediment samples collected by the geologist were sent to Acme’s sample preparation facility in Maimón where they were oven‐dried at 60°C, then sieved to produce 100 grams of pulp at less than –80 meshes. The prepared pulps were then shipped via DHL to the Vancouver lab for analysis. In Vancouver, a 15 gram sample was dissolved in hot aqua regia and analyzed using ACME’s 1F ICP‐MS package for gold and base metals.

The assays for the rock samples were as follow – shown in ppb for gold (Au) and ppm for copper (Ag) and zinc (Zn):

No.	UTM_X	UTM_Y	Au	Ag	Cu	Pb	Zn

293	347350	2088680	11843.96	11441.02	5531.12	2.28	2563.07
270	345440	2088840	13749.36	19432.36	662.36	5.38	1524
271	346710	2089880	7774.17	1884.13	777.3	1.81	771.31
223	346400	2090780	2005.31	9947	4712.3	11.29	76.4
222	347085	2091215	3009.25	2041.3	4502.12	3.34	68.1
221	347805	2091935	9974.36	3021	4519.36	3.81	75.1
200	347865	2092150	2031	401.25	9336.23	7.41	61.4
272	348825	2093815	2001.2	401.23	2352.14	1.67	64.3
199	348265	2094705	1402.65	403.21	9225.46	3.14	76.6
198	348775	2095525	1402.65	403.23	4402.39	5.69	53.7
197	349505	2096725	14751.12	12452.13	4701.23	55.01	39.5
195	347195	2098525	1882.12	1302.47	9102.45	3.11	79.3
196	346765	2098785	15873.26	2491.02	9014.87	2.77	86
194	347620	2099770	2105.13	401.31	10452.1	3.11	78.4

Converting the above table to grams per metric ton is as follows:

No.	Sample Type	UTM X	UTM Y	Au	Ag	Cu	Sample Weight Kilograms

293	Rock	347350	2088680	11.84	11.4	55	0.77
270	Rock	345440	2088840	13.75	19.4	66	0.88
271	Sediment	346710	2089880	7,74	18.4	70	0.33
223	Soil	346400	2090780	2.0	9.4	47	0.55
222	Soil	347085	2091215	3.0	2.4	45	0.36
221	Soil	347805	2091935	9.97	3.0	45	0.45
200	Soil	347865	2092150	2.0	1.4	93	0.46
272	Sediment	348825	2093815	2.0	0.4	23	1.21
199	Rock	348265	2094705	1.4	0.4	92	0.65
198	Rock	348775	2095525	1.4	0.4	44	0.54
197	Rock	349505	2096725	14.75	12.4	47	0.90
195	Sediment	347195	2098525	1.88	1.3	91	0.79
196	Soil	346765	2098785	15.87	24.9	90	0.48
194	Sediment	347620	2099770	2.1	0.4	104	0.32

The above noted table does not include all the samples taken but rather the best results as determined by the geologist.   The actual number of samples taken, either soil, sediment or rock, were 99 samples.  There was one sample with gold content of 1,695.2 ppb not included in the above schedule but the rest of the samples being 85 have relatively no minerialization.

Conversion from  GPT (grams per ton) PPM (parts per million) and PPB (parts per billion):

Percent grade	Grams per ton	PPM	PPB

1.00%	10,000 gpt	10,000 ppm	10,000,000 ppb
0.1%	1,000 gpt	1,000 ppm	1,000,000 ppb
0.01%	100 gpt	100 ppm	100,000 ppb
0.001%	10 gpt	10 ppm	10,000 ppb
0.0001%	1 gpt	1 ppm	1,000 ppb
0.00001%	0.1 gpt	0.1 ppm	100 ppb

The above are stated in grams per metric tons and are converted as follows:

Wet [Mass]		Dry

Grams	Ounces	Grams	Ounces

15	½	14.3	½
30	1	28.3	1
85	3	113.4	4
225	8	430.0	16

In August 2013, the Company extended its sampling program to identify other areas of mineralization on the Leomary and to re-sample areas previously sampled where mineralization was present.

Recommendation and Conclusion

The recommendations and conclusions set forth in Mr. Martinez report dated September 2012 indicates that the Leomary has favorable geological conditions (lithological and structural for potential development of mineral deposits.   The geochemical study conducted in Block C Sysmin Project (1999), Tireo formation, presenting epithermal gold mineralization, volcanosedimentary copper and zinc and copper Philonian.  The eastern boundary of the Leomary borders the Bonoa Fault Zone, with development of fracture system perpendicular and parallel to the dominant fault.  The stream El Toro corresponds to a structure distension, between Loma Piyoyo, Vincent Liz and El Firm.   Also, it marks the change of direction SW-NE structural NS.  Sampling tests performed during the active sludge Sysmin Project (1999), yielded four anomalous gold (155, 100, 28, 25 ppb), five values greater than 90 ppm copper and zinc had values greater than 100 ppm and a high value of 241 ppm.  Mr. Martinez recommendation is to undertake Phase II in the immediate future.

Phase II Exploration Program

In conducting Phase II of the exploration work on the Leomary will consist of returning to the fourteen sites where rock samples were collected during Phase I with anomalous values for gold and silver.   It is proposed to explore an area of 1,500 feet radius around these sites to determine the probable origin of the anomalous float and vein samples.  It is proposed to collect a total of 200 additional rock and soil samples of which 150 will be sent for or analysis.   It is estimated that this program will take between 17 to 22 days to complete the field work.

In addition to the above Oroplata is going to perform the following exploration activities to evaluate the mineral potential of the Leomary as follows:

1.	Compilation of information and results of previous exploration work, organization and field planning stage.

2.	Regional recognition of the area, geological mapping (scale 1:10,000 to 1:5,000) and rock samples and stream sediment geochemical sampling.

3.	Defining priority areas of interest for detailed exploration.

4.	Detailed geological mapping and geochemical (1:5,000 to 1:1,000 or greater).

5.      Excavation of trenches and pits.

6.      Geophysical Surveying.

7.      Selection of drill targets.

8.      Phase I diamond drilling exploratory.

9.	Model and evaluation of the results of the planning and drilling of the subsequent phase reserve evaluation.

10.
Socio-economic and Environmental based study and reclamation of the areas impacted by exploration activities. These studies start from the very beginning of the exploration program and will continue for the duration of the project.

The estimated budget for undertaking Phase II is as follows;

Item Units	Number and Cost	Total Cost USD

Salaries:
Supervising Geologist	22 days @ $600/day	13,200.00
Geological Assistant	22 days @ $200/day	4,400.00

Transportation	1,000 km @ $0.75/km	750.00
Camp cost/Lodging	22 days @ $90/day	1,980.00

Compilation
Data and digitizing	15 days @ $150/day	2,250.00
Drill hole interp & modeling	17 days @ $600/day	10,200.00
Structural consultant	17 days @ $200/day	3,400.00

Soil Geochemistry
Diamond Drilling (initial test holes)	490 m @ $60/m	16,300.00
Assay of Drill core	150 samples @ $35/sample	29,400.00
		5,250.00
SUBTOTAL
		87,130.00
Contingency	10%	8,713.00

TOTAL USD		95,843.00

Legal Proceedings

We are not currently a party to any legal proceedings.  There are no material proceedings to which our executive officer, director and stockholder is a party adverse to us or has a material interest adverse to us.  There are no legal actions, either pending or believed by management to happen, to which the Company is aware.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a registered agent in the State of Nevada.  Our registered agent for this purpose is American Corporate Enterprise, Inc. of 123 W. Nye Lane, Suite 129, Carson City, NV 89706.  All legal process and any demand or notice authorized by law to be served upon us may be served upon our registered agent in the State of Nevada in the manner provided in NRS 14.020(2).

Market Price of and Dividends on Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is no public market for our common shares due to not being either quoted or listed on a recognized stock exchange.  Oroplata will make an application to FINRA for a quotation on the OTC Bulletin Board ("OTCBB”) once the following has occurred:

(i) the effectiveness of this registration statement of which this prospectus forms a part; and

(ii) our obtaining a sufficient number of stockholders to enable our common stock to become quoted on the OTCBB.  There is no guarantee that this will ever happen.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;  (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant  terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's  account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, our only shareholder is our President and Director; Hilario Santos Sosa.

Rule 144 Shares

In general, under Rule 144, a person who is not an affiliate of a company and who is not deemed to have been an affiliate of a company at any time during the three months preceding a sale and who has beneficially owned shares of a company’s common stock for at least six months would be entitled to sell them without restriction, subject to the continued availability of current public information about the company (which current public information requirement is eliminated after a one-year holding period).  In addition, a person, who is an affiliate and beneficially owned shares of a company’s common stock for at least six months, will be entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

However, at this time, we may be deemed a company that has either no or nominal operations and no or nominal assets (a “shell company”).  In particular, Rule 144 is not available for securities initially issued by a shell company, whether reporting or non-reporting, or a company that was at any time previously a shell company, unless the company:

●           has ceased to be a shell company;

●           is subject to the Exchange Act reporting obligations;

●           has filed all required Exchange Act reports during the preceding twelve months; and

●	at least one year has elapsed from the time the company filed with the SEC current Form 10 type information reflecting its status as an entity that is not a shell company.

As a result, our sole shareholder and director, being an affiliate, and any other person initially issued shares of our common stock, excluding those shares registered in this prospectus, may not be entitled to sell such shares until the Shell Company Conditions have been satisfied.  Upon satisfaction of the Shell Company Conditions, such sales by our sole shareholder and director would be limited by the manner of sale provisions and notice requirements and to the availability of current public information about us as set forth above.

Registration Rights

No person has been granted any registration rights.

Oroplate will be paying all expenses associated with this Offering because it wishes to:

(i)	to be a reporting company with the SEC under the Exchange Act; and

(ii)	Subsequent to becoming a reporting issue to obtain sufficient shareholders to be able to apply for a quotation on the OTCBB.

Once Oroplata’s Registration Statement becomes effective the Company will file a Form 8-A with the SEC which will cause Oroplata to become a reporting company with the SEC under the Exchange Act.

Our common shares will not be quoted on the OTCBB unless Oroplata is a reporting company under the  Exchange Act.  By being a reporting company Oroplata feels that a public market will develop if and when it is approved for a quotation on the OTCBB.  By having a public market for our common stock will make it more attractive for future investors to purchase our shares both on the market and by way of a private placement.

Dividends

Oroplata’s Articles of Incorporation or Bylaws do not restrict it from declaring dividends.   Nevertheless, the Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Oroplata has not declared any dividends since its inception and does not conceive that it will be declaring any dividends in the near future.    Management was to retain any excess funds in the Company for working capital and for further exploration on the Leomary.

Stock Options, Warrants and Rights

Oroplata does not have any outstanding stock options, warrants, rights or any other instrument which will allow the holders to convert into common shares of our company.

Financial Statements

Audited Consolidated financial statements for the period from inception on October 6, 2011 to September 30, 2012, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Consolidated Balance Sheet as at September 30, 2012;

(c)	Consolidated Statement of Operations for the period from October 6, 2011 (date of inception) to September 30, 2012;

(d)	Consolidated Statement of Stockholders' Equity for the period from October 6, 2011 (date of inception) to September 30, 2012;

(e)	Consolidated Statement of Cash Flows for the period from October 6, 2011 (date of inception) to September 30, 2012; and

(f)	Notes to the Consolidated Financial Statements.

Unaudited condensed consolidated financial statements for the nine months ended June 30, 2013, including:

(a)	Condensed Consolidated Balance Sheets as at June 30, 2013 and September 30, 2012;

(b)
Condensed Consolidated Statement of Operations for the three and nine months ended June 30, 2013 and for the period from October 6, 2011 (date of inception) to June 30, 2012 and for the period from October 6, 2011 (date of inception) to June 30, 2013;

(c)
Condensed Consolidated Statement of Cash Flows for the nine months ended June 30, 2013, for the period from October 6, 2011 (date of inception) to June 30, 2013 and for the period from October 6, 2011 (date of inception) to June 30, 2013; and

(d)	Notes to the Condensed Consolidated Financial Statements – Unaudited

Letter Head of Independent Public Accountant

To the Board of Directors and
Stockholders of Oroplata Resources, Inc.
(An Exploration Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Oroplata Resouces, Inc. (An Exploration Stage company) (the “Company”) as of September 30, 2012, and the related consolidated statement of operations, stockholder’s equity, and cash flows for period from October 6, 2011 (date of inception) to September 30, 2012. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.   Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oroplata Resources, Inc. (an Exploration Stage Company) as of September 30, 2012, and the results of its operations and its cash flows for period from October 6, 2011 (date of inception) to September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company is an Exploration Stage company engaged in developing its mineral property rights in the Dominican Republic.  There is substantial doubt about the Company’s ability to continue as a going concern because of the Company’s uncertainty to raise additional capital and continue mining its mineral rights property. Management’s plans concerning this matter are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
Suffern, New York
May 22, 2013

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Consolidated Balance Sheet

September 30,2012

Assets

Cash	$ 33,054

Total assets	$ 33,054

Liabilities and Stockholder’s Equity

Current liabilities:
Accounts payable	$ 854
Due to related parties	81

Total current liabilities	935

Stockholder’s Equity:
Common stock 500,000,000 common stock authorized, $0.001 par value; 40,000,000 common shares issued and outstanding	40,000
Additional paid-in capital	40,000
Deficit accumulated during exploration stage	(47,881)

Total stockholder’s Equity	32,119

Total Liabilities and Stockholders’ Equity	$ 33,054

See accompanying notes to these consolidated financial statements

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Consolidated Statement of Operations

From October 6, 2011 (date of inception) to September 30, 2012

Revenue	$ -

Expenses
Exploration costs	25,800
General and Administrative expenses	9,081
Impairment of mineral property rights	13,000

Total expenses	47,881

Loss from operations	$ 47,881

Net loss per common share:

Basic and diluted	$ (0.01)

Weighted average common shares outstanding:

Basic and diluted	40,000,000

See accompanying notes to these consolidated financial statements

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Consolidated Statement of Stockholder’s Equity

	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit During the Exploration Stage	Total Stockholder’s Equity

Balance October 6, 2011	-	$ -	$ -	$ -	$ -

Issuance of common shares for cash - $0.002 as October 14, 2011	40,000,000	40,000	40,000	-	80,000

Net loss for the period October 6, 2011 (date of inception) to September 30, 2012	-	-	-	(47,881)	(47,881)

Balance as at September 30, 2012	40,000,000	$ 40,000	$ 40,000	$ (47,881)	$ 32,119

See accompanying notes to these consolidated financial statements

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

From October 6, 2011 (date of Inception) to September 30, 2012

Operating Activities

Net loss	$ (47,881)

Adjustments to reconcile net loss to net cash used in operating activities:

-impairment of mineral property rights	13,000

Changes in operating assets and liabilities:

-accounts payable	854

Net cash used in operating activities	(34,027)

Investing activities

Acquisition of mineral property rights	(13,000)

Net cash used in investing activities	(13,000)

Financing activities

Proceeds from subscription of stock	80,000
Proceeds from advances from a third party	81

Net cash provided by financing activities	80,081

Net increase in cash	33,054

Cash, beginning of period	-

Cash, end of period	$ 33,054

Supplemental disclosure of cash flow information

Cash paid for income taxes	$ -
Cash paid for interest	$ -

See accompanying notes to these consolidated financial statements

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2012

1.           Basis of presentation and Going Concern

The accompanying consolidated financial statements of Oroplata Resources, Inc. (“Oroplata” or “the Company”) have been prepared in accordance with generally accepted accounting procedures in the United States for period ended September 30, 2012. Oroplata was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties.  The Company has a wholly-owned subsidiary called Oroplata Exploraciones E Ingenieria, Orexi, SRL which was incorporated in the Dominican Republic on January 10, 2012.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At September 30, 2012, the Company had not yet achieved profitable operations, had accumulated losses of $47,881 since its inception, had a working capital position of $32,119, and expects to incur further losses in the development of its business, all of which raises substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company expects to continue to incur substantial losses as it executes its business plan of mining its interest in a mineral property and does not expect to attain profitability in the near future.  Since its inception, the Company has funded operations through the issuance of shares to its sole officer and director and from advance made by him for certain office expenses. The Company's future operations are dependent upon external funding and its ability to execute its business plan in mining its interest in a mineral property, realizing sales from its mining activities and controlling expenses.  Management believes that sufficient funding may be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time.  However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the exploration of its mineral property, or if obtained, upon terms favorable to the Company.

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2012

2.    Summary of Significant Accounting Policies

Accounting Method

The Company's financial statements are presented in United States dollars and are prepared using the accrual method of accounting which conforms to generally accepted accounting principles in the United States of America (“US GAAP”).

Basic and Diluted Net Income Per Share

Basic net income per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes anti-dilutive and then the basic and diluted per share amounts are the same.

Income Taxes

Income taxes are provided in accordance with Codification topic 740, “Income Taxes”, which requires an asset and liability approach for the financial accounting and reporting of income taxes.  Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year.  A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards.  Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns.  Tax rate changes and changes in tax laws are reflected in income in the period such changes are enacted.

Due to the Company’s net loss position from inception on October 6, 2011 to September 30, 2012, there was no provision for income taxes recorded.  As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets.  Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at September 30, 2012.

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2012

2.    Summary of Significant Accounting Policies - Continued

Long-lived Assets

Long-Lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Codification topic 360 “Property, Plant, and Equipment”.  Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset.  The estimated fair value is determined using a discounted cash flow analysis.  Any impairment in value is recognized as an expense in the period when the impairment occurs.  The Company’s management has considered the conditions outlined in Codification topic 360 and has concluded that the mineral rights payments in the amount of $13,000 have been fully impaired for the period ended September 30, 2012.

Foreign Currency Translations

The books of the Company are maintained in United States dollars and this is the Company’s functional and reporting currency. Transactions denominated in other than the United States dollar are translated as follows with the related transaction gains and losses being recorded in the Statement of Operations:

Monetary items are recorded at the rate of exchange prevailing as at the balance sheet date;

Non-Monetary items including equity are recorded at the historical rate of exchange; and

Revenues and expenses are recorded at the period average in which the transaction occurred.

Revenue Recognition

Revenue from the sale of minerals will be recognized when a contract is in place and minerals are delivered to the customer.

Mineral claim acquisition and exploration costs

The cost of acquiring mineral properties or claims is initially capitalized and then tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Mineral exploration costs are expensed as incurred.

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2012

2.    Summary of Significant Accounting Policies - Continued

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Fair Value of Financial Instruments

Codification topic 825, “Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value.  The carrying amounts of the Company’s financial instruments as of September 30, 2012 approximate their respective fair values because of the short-term nature of these instruments.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements

The Company does not expect that the adoption of any recent accounting pronouncements will have a material impact on its financial statements.

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02, “Intangibles – Goodwill and Other (topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).  ASU 2012-02 states that an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangibles asset is impaired.  If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impairs, then the entity is not required to take further action.  However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Codification subtopic 350-30, Intangibles – Goodwill and Other, General Intangibles Other than Goodwill.  The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued.  The Company elected early adoption of this update and it had no impact on its financial statements.

OROPLATA RESOURCES, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2012

3.   Mineral property rights

On December 20, 2011, the Company a 100% interest in the Leomary Gold Claim (“Leomary”) consisting of 4,500 mining hectors located in the province of Monseñor Nouelan, municipality of Bonao, for the sum of $13,000.  During August 2012, the Company undertook an exploration program on the Leomary Gold Claim in the amount of $25,800.

The acquisition costs of $13,000 have been impaired and expensed because there has been limited exploration activity nor has there been any reserve established and we cannot currently project any future cash flows or salvage value.

4.   Significant transactions with related party

During the period ended September 30, 2012, the sole director and officer made advances to the Company in the amount of $81 to fund daily operations of the Company. These advances are non-interest bearing and payable on demand.

The sole officer and director of the Company has acquired 100% of the common stock issued.

5.   Common stock

The Company’s authorized common stock consists of 500,000,000 shares of common stock, with par value of $0.001.

On October 14, 2011, the Company issued 40,000,000 shares of its common stock to its sole director and officer at $0.002 per share, for net proceeds of $80,000.

6.   Subsequent events

There are no subsequent events to be reported that occurred after the period ended September 30, 2012 to the date the financial statements were available.

OROPLATA RESOURCES, INC.
(Exploration Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2013	September 30, 2012
		(Audited)

Assets

Cash	$ 25,821	$ 33,054

Total assets	$ 25,821	$ 33,054

Liabilities and Stockholder’s (Deficiency) Equity

Current liabilities:
Accounts payable	$ 4,110	$ 854
Due to related parties	25,322	81

Total current liabilities	29,432	935

Stockholder’s (Deficiency) Equity:

Common stock 500,000,000 common stock authorized, $0.001 par value; 40,000,000 common shares issued and outstanding	40,000	40,000
Additional paid-in capital	40,000	40,000
Deficit accumulated during exploration stage	(83,611)	(47,881)

Total stockholder’s (deficiency) equity	(3,611)	32,119

Total Liabilities and Stockholder’s (Deficiency) Equity	$ 25,821	$ 33,054

See accompanying notes to the condensed consolidated financial statements

OROPLATA RESOURCES, INC.
(Exploration Stage Company)
Condensed Consolidated Statement of Operations
(Unaudited)

	Three months ended June 30, 2013	Three months ended June 30, 2012	Nine months ended June 30, 2013	From Oct. 6, 2011(date of inceptions) to June 30, 2012	From Oct. 6, 2011 (date of inception) to June 30, 2013

Revenues	$ -	$ -	$ -	$ -	$ -

Expenses
Exploration costs	21,294	-	21,294	-	47,094
General and Administrative expenses	10,711	-	14,436	7,691	23,517
Impairment of mineral property rights	-	-	-	13,000	13,000

Total expenses	32,005	-	35,730	20,691	83,611

Loss from operations	$ (32,005)	$ -	$ (35,730)	$ (20,691)	$ (83,611)

Net loss per common share:

Basic and diluted	$ (0.001)	$ (0.001)	$ (0.001)	$ (0.001)

Weighted average common shares outstanding:

Basic and diluted	40,000,000	40,000,000	40,000,000	40,000,000

See accompanying notes to the condensed consolidated financial statements

OROPLATA RESOURCES, INC.
(Exploration Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended June 30, 2013	From Oct. 6, 2011 (date of Inception) to June 30, 2012	From Oct. 6, 2011 (date of inception) to June 30, 2013

Operating Activities
	$ (35,730)	$ (20,690)	$ (83,611)
Net loss

Adjustments to reconcile net loss to net cash used in operating activities:

- impairment of mineral property rights	-	13,000	13,000

Changes in operating assets and liabilities:

- accounts payable	3,256	190	4,110

Net Cash used in operating activities	(32,474)	(7,500)	(66,501)

Investing activities

Acquisition of mineral property rights	-	(13,000)	(13,000)

Net Cash used in investing activities	-	(13,000)	(13,000)

Financing activities

Proceeds from subscription of stock	-	80,000	80,000
Proceeds from advances from a third party	25,241	81	25,322

Net Cash provided by financing activities	25,241	80,081	105,322

Net increase (decrease) in cash	(7,233)	59,581	25,821

Cash, beginning of period	33,054	-	-

Cash, end of period	$ 25,821	$ 59,581	$ 25,821

Supplemental disclosure of cash flow information

Cash paid for income taxes	$ -	$ -	$ -
Cash paid for interest	$ -	$ -	$ -

See attached notes to the condensed consolidated financial statements

OROPLATA RESOURCES, INC.
(Exploration Stage Company)
Notes to the Condensed Consolidated Financial Statements
June 30, 2013
(Unaudited)

1.   Basis of presentation

The accompanying condensed consolidated financial statements of Oroplata Resources, Inc. (“Oroplata” or “the Company”) have been prepared in accordance with requirements for unaudited interim periods, and consequently do not include all disclosures required to be in conformity with accounting principles generally accepted in the United States of America.

These condensed consolidated financial statements include the financial statements of the Company’s wholly owned subsidiary, Oreplata Exploraciones E Ingenieria SRL which was incorporate under the laws of the Dominican Republic on January 10, 2012.
These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements, as of September 30, 2012, and notes thereto. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim period as of June 30, 2013 are not necessarily indicative of the results to be expected for the full year.

2.   Nature of operations and going concern

Oroplata was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring and developing mineral properties. The Company’s planned principal operations have not yet begun.

The accounting policies followed by the Company are set out in the notes to the audited consolidated financial statements for the year ended September 30, 2012, and have been consistently followed in the preparation of these financial statements. The Company does not expect the adoption of any recent accounting pronouncements to have a material impact on its condensed consolidated financial statements.

These condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these condensed consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At June 30, 2013, the Company had not yet achieved profitable operations, had accumulated losses of $ 83,611 since its inception, had a negative working capital of $ (3,611), and expects to incur further losses in the development of its business, all of which raises substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company expects to continue to incur substantial losses as it executes its business plan and does not expect to attain profitability in the near future.  Since its inception, the Company has funded operations through the issuance of shares to its sole officer and director and from advance made by him for certain office expenses. The Company's future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses.  Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time.  However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

3.	Basic diluted loss per common share

Basic loss per common share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding.  Diluted loss per share is computed by dividing the net loss by the sum of the weighted-average number of shares of common stock outstanding plus the dilutive effect of shares issuable through the exercise of common stock equivalents.

4.    Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

5. Mineral property rights

On December 20, 2011, the Company obtained a mineral concession in the Dominican Republic named Leomary Gold Claim for the sum of $13,000.  During August 2012 the Company undertook an exploration program on the Leomary Gold Claim in the amount of $25,800.  During the summer of 2013 the Company undertook a second exploration program on the Leomary Gold Claim in the amount of $ 21,294
.
The acquisition costs have been impaired and expensed because there has been limited exploration activity nor has there been any reserve established and we cannot currently project any future cash flows or salvage value.

6.   Significant transactions with related party

During the period ended June 30, 2013, the sole director and officer was owed $ 25,322 for certain advances he had made on behalf of the Company.  These advances are non-interest bearing and payable on demand.

The sole officer and director of the Company has acquired 100% of the common stock issued.

7.   Common stock

The Company’s authorized common stock consists of 500,000,000 shares of common stock, with par value of $0.001.

On October 14, 2011, the Company issued 40,000,000 shares of its common stock to its sole director and officer at $0.002 per share, for net proceeds of $80,000.

8.   Subsequent events

There are no subsequent events to be reported that occurred during the period ended June 30, 2013 to the date the financial statements were available.

Management’s Discussion of Financial Condition and Results of Operation

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Forward-Looking Statements.”

Oroplata is a start-up, exploration stage company. Oroplata has a limited operating history and have not yet generated or realized any revenues from its activities. It has performed limited exploration work on its sole property, Leomary Gold Claim located in the Dominican Republic. As its property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the Leomary in the foreseeable future.

Oroplata’s auditors have issued a going concern opinion. This means that its auditors believe there is substantial doubt that it can continue as an on-going business for the next twelve months unless it obtains additional capital to pay for its operations. This is because it has not generated any revenues and no revenues are anticipated until it begins removing and selling minerals, if ever. Accordingly, it must raise cash from sources other than the sale of minerals found on the Leomary. That cash must be raised from other sources. Oroplata’s only other source for cash at this time is investment by others in Oroplata, advances from its sole director or institutional financing.  Orplata must raise cash to implement its planned exploration program and stay in business.

Overview of Oroplata

Oroplata was incorporated under the laws of the State of Nevada on October 6, 2011 for the purpose of acquiring rights to mineral properties with the eventual objective of being a producing mineral company, if and when it ever occurs.   On January 10, 2012 Oroplata incorporated a wholly-owned subsidiary under the laws of the Dominican Republic named “Oroplata Exploraciones E Ingenieria, Orexi, SRL” in order to hold the mineral rights to a claim named “Leomary Gold Claim”.  In order to determine what mineralization is present on the Leomary the Company hired Ismael Martinez, Professional Geologist, to undertake an exploration program on the Leomary at a cost of $25,800.  His findings are detailed in his geological report dated September 2012 which has been included under “Property” noted above.   The exploration program centered mainly on obtaining soil, sediment and rock samples from various areas within the claim to determine what minerals were present.  Based on the results on these initial findings, as shown on page 23, Oroplata will undertake a further exploration program during the summer of 2013 to identify mineralization in other parts of the Leomary and to resample the previous high grade samples.   This additional exploration work was completed at the end of August 2013 and will assist in determining Oroplata next course of action: to further extend the sampling program or to consider a limited drilling program.  This decision will be determined by our President, Hilario Sosa, who is also a professional geologist, in conjunction with the recommendations of Ismael Martinez.
No assay results have yet been obtained from these samples.

Results of Operations

Revenue from Operations

Oroplata has not made any revenue from its exploration on the Leomary and believes it will not do so until some time in the distant future or maybe never.  Without completing an extensive exploration program including drilling areas of interest, Oroplata will not be able to block out an ore reserve of commercial value.  Without an ore reserve Oroplata cannot seek substantial investors to further fund the Company so that production can be achieved.   Not until commercial production is realized will Oroplata have any chance of recognizing any form of revenue.

Sources of Funds

To date the source of funds obtained by Oroplata is through the sale of 40,000,000 common shares to our director and officer, Mr. Hilario Sosa, for a total consideration of $80,000.  Subsequent to June 30, 2013, Mr. Sosa has advanced $25,000 as a non-interest bearing loan payable on demand. No formal agreement between the Company and Mr. Sosa has been entered into regarding these funds.  These funds were used to undertake the next stage of the sampling program and provide a small amount of working capital.   Oroplata expects it will require additional funds over the next year and will either obtain further funds from its sole director and officer, undertake a private placement or borrowing from institute lenders.   The latter will be difficult for Oroplata to do until such time as it has obtained a quotation on the OTCBB, which might never happen.

Financial Activities since Inception

The following summarizes the financial activities of Oroplate since its inception and gives a breakdown of the expenses which are grouped in the attached financial statements herein.

Activities from October 6, 2011 (date of inception) to September 30, 2012 with comparison to June 30, 2013 – consolidated figures

Description	Ref.	September 30, 2012%		June 30, 2013%

Accounting	i	$ -	-	$ 9,620	26.92
Exploration expenses	ii	25,800	53.88	21,294	59.60
Filing fees	iii	1,328	2.77	200	0.37
Impairment on mineral claim rights	iv	13,000	27.15	-	-
Incorporation costs	v	3,275	6.84	-	-
Legal	vi	1,700	3.55	3,600	10.08
Office		271.57		311	1.100
Travel	vii	2,507	5.24	705	1.93

Total expenses		$ 47,881	100.00	$ 35,730	100.00

i.
The amount recorded in June 30, 2013 represents the fees charge by the accountant for the preparation of the financial statement as at September 30, 2012 for examination by Goldman Accounting Services, PLLC and the review of the financial statements for the three months ended March 31, 2013.  .

ii.
The exploration work on the Leomary was completed during the period ended September 30, 2012 and the additional exploration work was completed after June 30, 2013.   The further cost associated with the exploration program undertaken during the summer of 2013 was $21,294 broken down as follows:

	Exploration procedures	Amount

1.	Prepared base maps overlaid with extracts of regional radiometric, aeromagnetic and geological maps.

2.	Mobilized a field base camp for 10 days.

3.	Collected a minimum of 300 Active River Sediment, float, rock, grab, outcrop and soil samples.

4.	Delivered 150 of the 300 samples to Acme Laboratories for certified multi-element analysis.

5.
Geologist collected approximately 200 active river sediment samples from the following streams and their associated brooks:  Arroyo Piedra Gorda Canada Joselito; Rio Piedro; Arroyo Dulce; Arroyo El Cruce; Arroyo Toro; Arroyo Carbonato; Arroyo Yaso; Arroyo Huigerito, Arroyo Piyoyo; Arroyo Bonita; Arroyo Maspedro; and Arroyo Bua.

6.	Prepared basic anomaly maps for Ag, Au, As, Ba, Cu, Hg, Ni and Zn.

7.	Prepared a report and make recommendations (not yet completed)

	Total costs paid out for the above exploration program	$ 18,800

	Preparation of documentation for filed with the DMG by the attorney	2,494

	Exploration expenses incurred in August 2013	$ 21,294

Management is not considering further exploration work until the late spring of 2014.

iii.
Represent the cost of filing the initial report of directors and officers with the State of Nevada upon incorporation and subsequent annual filing of the same report.  In addition certain documents had to be filed with the Ministry of Mines in the Dominican Republic relating to the Leomary.

iv.	The cost to acquire the Leomary claim has been expensed since there is no assurance Oroplata will ever be able to put the claim in commercial production.

v.	The cost to incorporate both the parent and subsidiary in Nevada and the Dominican Republic.

vi.	Fees paid to the lawyer in the Dominican Republic for incorporating the subsidiary, preparing documents for the Ministry of Mines and other services as required by the Company.

vii.
Travel expense represents the cost of the Dominican Republic lawyer to travel between Puerto Plata and Santa Domingo in the Dominican Republic in order to record various documents with the Ministry of Mines.

During the period from inception to September 30, 2012, Oroplata has an operating loss of $47,881 as compared to an operating loss of $35,730 for the nine months ended June 30, 2013.

As at June 30, 2013 has a net accumulated operating loss of $83,611 which was increased by $35,730 since September 30, 2012.   As noted in the chart above, the increase of the loss was due to accounting fees, exploration expenses, legal and travel.

Breakdown of Expenses between the Parent and Subsidiary Companies

	Oroplata Resouces Inc.		Oroplata Exploraciones
	[parent company]		[subsidiary company]
Description	Sept. 30, 2012	June 30, 2013	Sept. 30, 2012	June 30, 2013	From inception to June 30, 2013

Accounting	$ -	$ 9,620	$ -	$ -	$ 9,620
Exploration expenses	-	-	25,800	21,294	47,094
Filing fees	1,328	-	-	200	1,528
Impairment of mineral claim rights	-	-	13,000	-	13,000
Incorporation costs	275	-	3,000	-	3,275
Legal	-	-	1,700	3,600	5,300
Office	271	311	-	-	582
Travel	-	-	2,507	705	3,212

Total expenses	$ 1,874	$ 9,931	$ 46,007	$ 25,799	$ 83,611

The parent company provides the funds to its subsidiary in order that any expenses associated with the Leomary can be paid by it.   This is done via the intercompany account.

Activities for the Nine Months ended June 30, 2013

Since Phase I was completed prior to September 30, 2012, Oroplata has undertake further exploration work on the Leomary comprising soil, rock and sediment sampling  which was completed in August  2013.   The samples are in for assay and therefore management has not yet received the results.  Based on these further samples, management will decide upon what course of action to take next; either continuing the sampling program over other previously unexplored section of the claim or to consider a drilling program centered around the areas of mineralization worth drilling.

The Company is anticipating undertaking a drilling program on the Leomary in the late spring of 2014 depending upon its ability to obtain additional financing.  Unless our director is willing to advance the required funds, at this point in time he has not committed himself to advance further funds, the Company will have to wait until it is able to sell treasury shares in a private placement to interested investors.   This might be difficult if the Company is not quoted on a recognized quotation system or a stock exchange.  As noted elsewhere in this prospectus, the Company will require $95,843 to complete its drilling program and a further amount of $24,425 to meet its financial obligations over the next twelve months.  If this funding is not available when needed the Company will not be able to undertake its proposed drilling program and might, after twelve months, have to cease operations.

Liquidity and Capital Resources

As of June 30, 2013, Oroplata had cash of $25,821 and a negative working capital position of $(3,611) as compared to cash of $33,054 and a positive working capital position of $32,119 as at September 30, 2012.

Cash Requirement over the Next Twelve Months

The following represents management’s estimates of the cash Oroplata will require to meet its current obligations and provide working capital for the next twelve months.

Description	Amount	Particulars Regarding Funds Needed

Accounting and audit	$ 13,140	See schedule below
Exploration expenses	95,843	See schedule below
Filing fees	2,500	Annual filing with State of Nevada and Edgar fees for filing with the SEC
Form S-1 estimated fees	21,506	Refer to page 11
Legal	6,000	Fees to lawyer in the Dominican Republic and for attorney giving opinion on tradability of shares under this prospectus
Office	1,500	Fax, photocopying and office supplies
Travel	3,600	For the lawyer to travel to Santa Domingo
Transfer agent	2,000	Issuance of shares and annual fee

Total cash required before the following	146,089

Less: Cash on hand	(25,821)	Cash as of June 30, 2013

Cash Requirements	$120,268

Accounting and audit

Period	Accountant (i)	Independent Accountant	Total

June 30, 2013	$ 1,120	$ 1,200	$ 2,320
September 30, 2013	1,680	4,500	6,180
December 31, 2013	1,120	1,200	2,320
March 31, 2014	1,120	1,200	2,320

Total estimated fees	$ 5,040	$ 8,100	$ 13,140

(i)	Accountant engaged to prepare the financial statements for either an examination if the year-end or a review if a quarterly financial statement by the independent accountants.

Exploration expenses

Exploration program	Amount	Exploration activity

Estimate cost of drilling program (i)	$ 95,843	Refer to page 27 for breakdown

(ii)
Depending upon the results of the sampling program during the summer of 2013, Mr. Sosa will decide whether the commencement of a drilling program is warranted or whether Oroplata should continue its sampling program on the Leomary.

Oroplata has the available funds on hand to meet the cost estimated for this offering; being approximately $21,506.   Oroplata does not have the funds to undertake the exploration program note above.   Oroplata has the following options in order to raise the needed funds;

1.	Additional advances from Mr. Sosa which at the present time he is not prepared to consider;

2.	Obtaining funds from a financial institution personally guaranteed by Mr. Sosa; or

3.	Selling additional shares under a private placement from Treasury.

At the present time none of these options have been considered by Mr. Sosa.

If management decides not to undertake the drilling program within the next twelve months, the additional funds required will be reduced from $120,268 to $24,425 and will be able to stay in business for at least twelve months.

Off-Balance Sheet Arrangements

None.

Trends

From Oroplata’s date of inception it has been an exploration company which has produced no revenue and maybe will not be able to produce revenue.  To the knowledge of its management Oroplata is unaware of any trends or past and future events which will have a material effect upon it, its income and business, both in the long and short term.   Please refer to Oroplata’s assessment of Risk Factors as noted on page 4.

Critical Accounting Policies and Estimates

In presenting Oroplata’s financial statements in conformity with U.S. generally accepting accounting principles, or GAAP, Oroplata is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures.

Some of the estimates and assumptions Oroplata is required to make relate to matters that are inherently uncertain as they pertain to future events. Oroplata bases these estimates and assumptions on historical experience or on various other factors that it believes to be reasonable and appropriate under the circumstances. On an ongoing basis, Oroplata reconsiders and evaluates its estimates and assumptions. Actual results may differ significantly from these estimates.

Oroplata believes that the critical accounting policies listed below involve its more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on its financial statements. In addition, Oroplata believes that a discussion of these policies is necessary to understand and evaluate the financial statements contained in this prospectus.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Mineral claim acquisition and exploration costs

The cost of acquiring mineral properties or claims is initially capitalized and then tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Mineral exploration costs are expensed as incurred.

Income Taxes

Oroplata utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Recent Accounting Pronouncements

Oroplata does not expect the adoption of any recent accounting pronouncements to have a materially impact on its financial statements.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

We have had no changes in or disagreements with our principal independent accountant.

Directors and Executive Officers

Our sole executive officer and director and his respective age and titles are as follows:

Name of Director	Age	Position
Hilario Santos Sosa(1)	45	Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary Director
Note:
(1)	Mr. Sosa is deemed to be underwriter to this offering.

Hilario Santos Sosa has been our Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer and Director since our inception.  Mr. Sosa graduated from the Universidad Technologica de Santiago (Puerto Plata) in engineering in 1994 and the next year attended the Universidad de Mexico where in 1996 he obtain a Masters Degree in Geology. Between1995 to 2004 he was employed by Kuky Silverio Industries, located near Puerto Plata, as a geologist in charge of all new development projects.  Between 2004 and 2009, Mr. Sosa was employed with Palo Alto Mining Company, located near Barahona in the Dominican Republic, as a geologist in charge of land removal and mineral findings and between 2009 and 2010 was employed as a consultant for Barrick Mining Company near Bonoa in the Dominican Republic and responsible to installation and land removal.

Mr. Sosa has been working as an independent geology for the past 4 years in the field examining various gold, copper and silver properties located in the Dominican Republic and Mexico and has been responsible for preparing geological reports on these properties.  His work comprised project evaluation, geologic mapping, sampling, and reconnaissance prospecting on company-held lands for several major and junior companies.  He conducted a comprehensive, on-site geologic evaluation, and prepared a report of an advanced-stage gold project in Chile.

Mr. Sosa has arranged, scheduled and organized a visit to Columbia to examine several gold properties where he conducted extensive research, compilation, and made exploration recommendations to management as well as how to transact business in Columbia.

Mr. Sosa was appointed as the sole director and officer of Oroplata because he was instrumental in organizing the incorporation of both the parent and subsidiary companies, in identifying the Leomary as a potential acquisition for Oroplata, providing to date all the funds necessary for Oroplata to operate and reviewing the completed exploration work on the Leomary.  Being a professional geologist who has worked throughout the Dominican Republic since his graduation in 1996 when he obtained a Master Degree in Geology he is qualified to act as an officer and director of Oroplata and its wholly owned subsidiary.  Even though he has committed only twenty hours a month to the activities of Oroplata, due to Oroplata being a relatively small exploration company, he is available at any time for all situations requiring his attention pertaining to the activities of Oroplata.

Term of Office

Presently Oroplata has only one member of the Board of Directors.   This is expected to change once our sole officer and director can determine what other individuals would benefit Oroplata by serving on its Board.  Members of Oroplata’s board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes.   Our officers are appointed by our board of directors and hold office until removed by the board.

Employees

Oroplata’s has no paid employees because, at this time, Hilario Santos Sosa does not get compensated for his services.

Presently the majority of Oroplata’s business is conduct through independent consultants and arms-length third parties.  There are no formal consulting agreements in place.  Oroplata has no verbal arrangement with any party regarding future exploration work or other administrative functions.

Committees of the Board of Directors

Oroplata does not have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees responsible to the Board of Directors.

Executive Compensation

Summary Compensation Table

No compensation was awarded to, earned by, or paid to our sole officer and director during the period from October 6, 2011 (date of inception) to June 30, 2013.

Outstanding Equity Awards

There are no stock option or future rights to any of the Company’s capital stock.   There are no stock incentive plans in place.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 10, 2013 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our executive officers and directors, and (iii) our named executive officers as defined in Item 402(m)(2) of Regulation S-K. Unless otherwise indicated, the stockholder listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Hilario Santos Sosa Chief Executive Officer, President, Chief Financial Officer, Secretary and Director	40,000,000 (Direct)	100.0%
Common Stock	All Officers and Directors as a Group (1 persons)	40,000,000 (Direct)	100.0%
Security Ownership of Certain Beneficial Owners
Common Stock	Hilario Santos Sosa Chief Executive Officer, President and Director	40,000,000 (Direct)	100.0%

Notes:
(1)
A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 30, 2013.  As of September 10, 2013, there were 40,000,000 shares of our common stock issued and outstanding.  Mr. Sosa is deemed to be underwriter to this offering.

Changes in Control

There are no arrangements which may result in a change in control in the future.

Related Party Transactions and Director Independence

Related Party Transactions

On October 14, 2011, Oroplata issued 40,000,000 shares of its common stock at a price of $0.002 per share to Hilario Santos Sosa, our Chief Executive Officer, President, Chief Financial Officer, Secretary, a director and an underwriter to this offering. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

Director Independence

Oroplata’s common stock is not currently listed on a national securities exchange or an inter-dealer quotation system.  Oroplata intends to apply to have its common stock quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements.  Under NASDAQ Rule 5605(a)(2), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  As Hilario Santos Sosa is the sole executive officer and director, Oroplata has to determined that he is not independent director as defined under NASDAQ Rule 5605(a)(2).

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED SEPTEMBER, 2013

PROSPECTUS

OROPLATA RESOURCES, INC.

15,000,000 SHARES OF COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses Of Issuance And Distribution

Estimated Costs Associated with the Issuance and Distribution

Expenses(1)

Accounting fees and bookkeeping charges	$ 6,000
Legal fees	1,000
Miscellaneous and sundry expenses (ii)	2,500
Registration Statement Preparation	10,000
SEC Registration Fee	6
Transfer Agent Fees	2,000

Total	$ 21,506

Note:
(i)	All amounts are the best estimates of management, other than the SEC's registration fee.

(ii)	A breakdown of the estimated cost of Miscellaneous and sundry expenses are as follows:
Expense	Amount	Purpose

Courier and delivery	$ 150	Sending material to the auditors and attorney.
Edgar filing fees	900	Assuming a minimum of two edgar filings of the Form S-1.
Office supplies	400	Paper, computer ink and general office supplies need for preparing registration statement.
Photocopying	300	Photocopying of material sent to auditors, attorney and other correspondence as required.
Postage	150	To send to investors copies of the prospectus.
Printing	600	Printing of minimum of 50 copies of prospectus.

	$ 2,500

We are paying all expenses of the offering listed above.  No portion of these expenses will be paid by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling his shares, including any brokerage commissions or costs of sale.

Indemnification Of Directors And Officers

Our officer and director is indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and Bylaws.

Indemnification

Under Chapter 78 of the Nevada Revised Statutes, we are required to indemnify our officers and directors if they are successful at defending any action, suit or proceeding brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of the Company.

Chapter 78 of the Nevada Revised Statutes further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of the Company, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of the Company against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to the Company, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

Under Chapter 78 of the Nevada Revised Statutes, we are required to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

Recent Sales Of Unregistered Securities

On October 14, 2011, Oroplata issued 40,000,000 shares of its common stock at a price of $0.002 per share for total proceeds of $80,000 pursuant to Section 4(2) of the Securities Act.  All these shares were subscribed for and issued to Hilario Santos Sosa, our sole director and officer.  These shares are restricted shares as defined in the Securities Act.

Exhibits

Index of Exhibits
Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation. (i)
3.2	Bylaws. (i)
5.1	Opinion of Gary R. Henrie, Attorney at Law. (i)
11	Statement re. Computation of Per Share Earnings(i)
21	Subsidiaries of the Registrant (i)
23.1	Consent of Gary R. Henrie (i)
23.2	Consent of Goldman Accounting Services CPA, PLLC (ii)
23.3	Consent of Ismael Martinez, Professional Geologist (i).
99.1	Receipt signed by Hilario Sosa to acquire the Leomary Gold Claim. (iii)

(i)	Previously filed as an exhibit on our registration statement on Form S-1 originally filed with the SEC on May 22, 2013
(ii)                  Filed herein
(iii)                 Previously filed as an exhibit on our registration statement on Form S-1A (amendment #2) originally filed with the SEC on September 11, 2013

Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Puerto Plata, Dominican Republic, on September 30, 2013 .

OROPLATA RESOURCES, INC.
By:	“Hilario Santos Sosa”
HILARIO SANTOS SOSA
Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary and Director

Date:	September 30, 2013

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	“Hilario Santos Sosa”
HILARIO SANTOS SOSA
Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary and Director

Date:	September 30, 2013